                                                                    EXHIBIT 23.2
                                                                    ------------

                       Report of Independent Accountants

To the Managers of AmeriCredit Automobile Receivables Trust 2000-B:

     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of AmeriCredit Automobile Receivables Trust 2000-B as of May 15, 2000, in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Trust's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
May 16, 2000
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                AmeriCredit Automobile Receivables Trust 2000-B
                                 Balance Sheet

                                 MAY 15, 2000

                                    ASSETS

 Cash..............................................................      $1,000
                                                                         ------
 Total Assets......................................................      $1,000
                                                                         ======
                        LIABILITIES AND TRUST PRINCIPAL

 Interest in Trust.................................................      $1,000
                                                                         ------
 Total liabilities and trust principal.............................      $1,000
                                                                         ======

The accompanying notes are an integral part of this financial statement.

                AmeriCredit Automobile Receivables Trust 2000-B

                          Notes To Financial Statement

                               _________________


1.  Nature of Operations:

    AmeriCredit Automobile Receivables Trust 2000-B (the "Trust"), was formed in the State of Delaware on March 23, 2000. The Trust has been inactive since that date.

    The Trust was organized to engage exclusively in the following business and financial activities: to acquire motor vehicle retail installment sale contracts from AFS Funding Corp. and any of its affiliates; to issue and sell notes collateralized by its assets; and to engage in any lawful act or activity and to exercise any power that is incidental and is necessary or convenient to the foregoing. AFS Funding Corp., is a Nevada corporation which is a wholly owned subsidiary of AmeriCredit Financial Services, Inc.

2.  Capital Contribution:

AFS Funding Corp. purchased, for $1,000, a 100% beneficial ownership interest in the Trust on May 15, 2000.